Filed Pursuant to Rule 433
Registration No. 333-177789
October 2, 2013

U.S.$625,000,000
TransCanada PipeLines Limited

3.750% Senior Notes due 2023

Issuer:	TransCanada PipeLines Limited

Security:	3.750% Senior Notes due 2023

Size:	U.S.$625,000,000

Maturity Date:	October 16, 2023

Coupon:	3.750%

Interest Payment Dates:	April 16 and October 16, commencing April 16, 2014

Price to Public:	99.371%

Benchmark Treasury:	2.500% due August 2023

Benchmark Treasury Yield:	2.626%

Spread to Benchmark Treasury:	+120 basis points

Yield:	3.826%

Redemption:	At any time prior to July 16, 2023, at the greater of par or a discount rate of Treasury plus 20 basis points

At Par Redemption:	On or after July 16, 2023

Trade Date:	October 2, 2013

Expected Settlement Date:	October 7, 2013 (T+3)

CUSIP:	89352H AK5

ISIN:	CA89352HAK55

Anticipated Ratings:	A3 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services A (low) DBRS Limited

Joint Bookrunners:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Co-Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA, Inc. UBS Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at (800) 503-4611 or J.P. Morgan Securities LLC collect at (212) 834-4533.

Filed Pursuant to Rule 433
Registration No. 333-177789
October 2, 2013

U.S.$625,000,000
TransCanada PipeLines Limited

5.000% Senior Notes due 2043

Issuer:	TransCanada PipeLines Limited

Security:	5.000% Senior Notes due 2043

Size:	U.S.$625,000,000

Maturity Date:	October 16, 2043

Coupon:	5.000%

Interest Payment Dates:	April 16 and October 16, commencing April 16, 2014

Price to Public:	99.291%

Benchmark Treasury:	2.875% due May 2043

Benchmark Treasury Yield:	3.746%

Spread to Benchmark Treasury:	+130 basis points

Yield:	5.046%

Redemption:	At any time prior to April 16, 2043, at the greater of par or a discount rate of Treasury plus 20 basis points

At Par Redemption:	On or after April 16, 2043

Trade Date:	October 2, 2013

Expected Settlement Date:	October 7, 2013 (T+3)

CUSIP:	89352H AL3

ISIN:	CA89352HAL39

Anticipated Ratings:	A3 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services A (low) DBRS Limited

Joint Bookrunners:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Co-Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA, Inc. UBS Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at (800) 503-4611 or J.P. Morgan Securities LLC collect at (212) 834-4533.